Exhibit 10.17

EXECUTION VERSION

RECEIVABLES PURCHASE AGREEMENT

RECEIVABLES PURCHASE AGREEMENT (as amended, supplemented or modified from time to time, this “Agreement”), dated as of May 16, 2012, among SMART MODULAR TECHNOLOGIES, INC., a California corporation (together with its successors and assigns, “Smart” and in its capacity as the Seller Representative, the “Seller Representative”), SMART MODULAR TECHNOLOGIES (EUROPE) LIMITED, an England and Wales corporation (together with its successors and assigns, “Smart Europe”; and collectively with Smart, the “Sellers” and each a “Seller”) and WELLS FARGO BANK, N.A., a national banking association (together with its successors and assigns, “Wells Fargo”).

Sellers from time to time wish to sell certain of their Receivables (as defined below) to Wells Fargo, and Wells Fargo, at its sole discretion may from time to time purchase such Receivables upon the terms set forth in this Agreement.

Accordingly, the parties hereto agree as follows:

Section 1. Definitions. The following terms have the respective meanings indicated below:

1.1 “Account Debtor” shall mean each Person that is a buyer of goods or services from a Seller in the ordinary course of such Seller’s business and identified by (and acting in its capacity under) its Identification Number, all as set forth on Exhibit A (as such exhibit may from time to time be amended or replaced with the consent of the Seller Representative and Wells Fargo); provided, that following written notification from Wells Fargo to the Seller Representative that it will no longer purchase Receivables owing from a particular Account Debtor, from and after the Collection Date relating to all Purchased Receivables owing from such Account Debtor, such Account Debtor shall cease to be an “Account Debtor” hereunder.

1.2 “Account Debtor Group” shall mean each of the HP Account Debtor Group and Dell Account Debtor Group.

1.3 “Account Debtor Group Sublimit” shall mean each of the Dell Sublimit and the HP Sublimit.

1.4 “Advance Rate” shall mean, for each Account Debtor, the percentage listed on Exhibit A as the Advance Rate applicable to such Account Debtor (as such exhibit may from time to time be amended or replaced with the consent of the Seller Representative and Wells Fargo).

1.5 “Agreement” shall have the meaning set forth in the first paragraph hereof.

1.6 “Applicable Seller Account” shall mean:

(a) with respect to any payment in connection with (or Turnover Amount related to) any Receivable the originator of which is Smart, account number 4100063098 at Wells Fargo Bank, N.A. at 420 Montgomery Street, San Francisco, CA (ABA: 121-000-248, SWIFT code: WFBIUS6S), named “Smart Modular Technologies, Inc.”; and

(b) with respect to any payment in connection with (or Turnover Amount related to) any Receivable the originator of which is Smart Europe, account number 46085477 at Barclays Bank Plc in London, United Kingdon, (SWIFT: BARCGB22 Sort Code: 20-78-98), named “Smart Modular Technologies (Europe) Limited”;

or, in each case, such other bank account identified in writing to Wells Fargo by the applicable Seller from time to time as a replacement “Applicable Seller Account” for such Seller.

1.7 “Base Invoice Amount” shall mean the portion of Net Invoice Amount of any Receivable equal to (i) the Net Invoice Amount minus (ii) the VAT Invoice Amount, if any.

1.8 “Brazil Tax Dispute” shall mean that certain import tax assessment instituted by the Secretariat of Federal Revenue of Brazil against a subsidiary of Smart in February, 2012, and any case, proceeding, additional claims, levies or litigation arising directly therefrom.

1.9 “Buffer Period” shall mean for each Account Debtor the number of days listed on Exhibit A as the Buffer Period applicable to such Account Debtor (as such exhibit may from time to time be amended or replaced with the consent of the Seller Representative and Wells Fargo).

1.10 “Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York and Charlotte, North Carolina are authorized or required by law to be closed.

1.11 “Change of Control” shall mean, with respect to any Person (the “Relevant Person”), any of the following: (a) the sale, lease or transfer of all or substantially all of the assets of such Relevant Person or group (as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended); (b) the liquidation or dissolution of (or the adoption of a plan of liquidation by) such Relevant Person; or (c) the acquisition by any Person or group (as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of more than 40% of the voting stock of such Relevant Person by way of merger or consolidation or otherwise; provided, that none of the foregoing shall constitute a Change of Control with respect to any Relevant Person to the extent such transaction occurs with a Person who is an affiliate of such Relevant Person immediately prior to the occurrence of such transaction.

1.12 “Closing Date” shall mean May 16, 2012, being the date that Wells Fargo shall have received the agreements, documents and instruments set forth on Exhibit D, each in form, substance and date reasonably satisfactory to Wells Fargo.

1.13 “Collection Account” shall mean, for each Receivable, the account specified in Exhibit E (as such exhibit may from time to time be amended or replaced with the consent of the Seller Representative and Wells Fargo).

1.14 “Collection Date” means, with respect to any Purchased Receivable, the earliest to occur of (i) the date on which Collections at least equal to the sum of (x) the Purchase Price, plus (y) the Discount relating to such Purchased Receivable have been deposited in the Collection Account, (ii) the date on which the Seller makes payment of the Repurchase Price pursuant to Section 3.1, (iii) the date on which the Servicer certifies to Wells Fargo that no further Collections are anticipated to be received thereon as a result of a Credit Reason of the related Account Debtor, and (iv) the date at least 90 days following the Due Date of such Receivables on which the Servicer certifies to Wells Fargo that no further Collections are anticipated to be received thereon other than as a result of a Dispute or a Credit Reason of the related Account Debtor.

1.15 “Collections” shall mean all cash collections, including wire transfers and other cash proceeds, received in connection with any Receivable (including any Related Assets) and deposited in the Collection Account.

1.16 “Contract” shall mean an agreement (which may be in the form of an electronic purchase order) between a Seller and an Account Debtor, each invoice sent by a Seller, and each purchase order completed by the Account Debtor and delivered to the Seller pursuant to which a Receivable shall arise, in each case, or which otherwise evidences a Receivable.

1.17 “Credit Reason” shall mean the non-payment of any amounts due and payable under a Purchased Receivable by an Account Debtor for either of the following reasons: (i) the occurrence of an Insolvency Event with respect to such Account Debtor, or (ii) the Account Debtor’s inability to make payment on the Purchased Receivables on or prior to the Due Date relating thereto.

1.18 “Deemed Application” shall have the meaning set forth in Section 6.4.

1.19 “Dell Account Debtor Group” shall mean the group of Account Debtors listed under the heading “The Dell Account Debtor Group” on Exhibit A (as such exhibit may from time to time be amended or replaced with the consent of the Seller Representative and Wells Fargo).

1.20 “Dell Receivables” shall mean Receivables payable by an Account Debtor in the Dell Account Debtor Group.

1.21 “Dell Sublimit” shall mean, with respect to the Dell Account Debtor Group, the amount listed on Exhibit A as the Account Debtor Sublimit applicable to such Account Debtor Group (as such exhibit may from time to time be amended or replaced with the consent of the Seller Representative and Wells Fargo.

1.22 “Discount” shall mean, with respect to any Receivable payable by any Account Debtor, the product of (i) the Discount Rate, multiplied by (ii) the product of (A) the Net Invoice Amount of such Purchased Receivable, multiplied by (B) the Advance Rate for such Account Debtor, and multiplied by (iii) the quotient of (A) the number of days in the Discount Period, divided by (B) 360.

1.23 “Discount Margin” shall mean, for each Account Debtor, the rate per annum set forth in the Fee Letter.

1.24 “Discount Period” shall mean, with respect to any Receivable, the sum of (i) the number of days from (and including) the Purchase Date of such Receivable to (but not including) its Due Date, plus (ii) the Buffer Period with respect to the Account Debtor of such Receivable.

1.25 “Discount Rate” means, with respect to any Receivable, a rate per annum equal to the sum of (i) the Discount Margin, plus, (ii) LIBOR determined as of two (2) Business Days prior to the applicable Purchase Date for such Receivable.

1.26 “Dispute” shall mean any dispute, discount (whether through the issuance of any credit note or similar adjustment or otherwise), deduction, claim, offset, defense or counterclaim of any kind relating to the Purchased Receivables (other than a Pre-Purchase Discount related to such Purchased Receivable and/or such other adjustment granted with Wells Fargo’s written approval), regardless of whether the same is in an amount greater than, equal to or less than the Purchased Receivables concerned. Without limiting the generality of the foregoing, “Dispute” shall include any dispute, discount, deduction, claim, offset, defense or counterclaim of any kind relating to the bona fide nature of the payment obligations, the amount payable and due date thereunder, any claims of Liens any other claims of allowances, set-offs, counterclaims, or side agreements asserted with respect thereto; provided, the term “Dispute” shall not include any non-payment of a Purchased Receivable due to a Credit Reason applicable to the related Account Debtor.

1.27 “Disqualified Assignee” shall mean those Persons identified by the Seller Representative to Wells Fargo prior to the Closing Date in writing and acknowledged by Wells Fargo.

1.28 “Due Date” shall mean the date which such Receivable is required to be paid in full in accordance with the terms of the applicable Contract; provided¸ that the period from the initial Invoice Date to the Due Date shall in no event exceed the Maximum Tenor.

1.29 “Eligible Receivable” shall mean a Receivable payable and owing by an Account Debtor that, as of the Purchase Date, satisfies all of the following requirements:

(a) the Receivable is evidenced by an invoice, electronic or otherwise, or other documentation accepted by the Account Debtor;

(b) the Receivable is denominated in, and payable solely in, United States Dollars;

(c) the number of days between the initial Invoice Date and the Due Date of such Receivable does not exceed the Maximum Tenor;

(d) the applicable Seller has good and marketable title to such Receivable and will, upon the purchase by the Seller of such Receivable hereunder, transfer such Receivable free and clear of any Lien, and upon the purchase of such Receivable in accordance with Section 2 of this Agreement, Wells Fargo will acquire valid ownership of each Purchased Receivable free and clear of any Lien and prior to all other Persons;

(e) such Receivable constitutes a bona fide, unconditional, legal, valid and binding payment obligation of the related Account Debtor, enforceable against such Account Debtor with respect thereto and in accordance with its terms;

(f) the related Seller has delivered to the related Account Debtor all property or performed all services required to be so delivered or performed giving rise to such Receivable, and the related Account Debtor has accepted all such property and services and the payments due with respect to such Receivable is not contingent upon the related Seller’s fulfillment of any further obligation; neither the related Seller nor the related Account Debtor is in default in the performance of any of the provisions of the Contract applicable to such Receivable;

(g) each Contract relating to such Receivable is legal, valid and in full force and effect; all right, title and interest in and to the proceeds of the applicable Contracts are freely transferable to Wells Fargo by assignment; the related Account Debtor has completed all inspection and approvals for which it is entitled and accepted all property or services performed relating to such Receivable; none of the parties to such Contract is in breach of its obligations nor is any dispute or challenge continuing in connection with the Contract;

(h) no Dispute or Repurchase Event exists on such Purchase Date with respect to such Receivable;

(i) all information with respect to the Receivable provided by the related Seller by Transmission or otherwise, including the information set forth in the invoices included in the Purchase Notice, is true and correct in all respects; Wells Fargo has received true and correct copies of all documentation required or requested with respect to such Receivable;

(j) such Receivable and the related Contract under which it arises, complies with the requirements of all applicable laws, rules, regulations or orders of any governmental authority and does not contravene any agreement binding upon the related Seller;

(k) the obligations of such Account Debtor in respect of such Receivable have not been prepaid in whole or in part or subject to a deposit, and no credit (other than any Pre-Purchase Discount) is available that may be applied by such Account Debtor;

(l) the Receivable does not represent a progress billing or a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis, and does not relate to payments of interest and has not been invoiced more than once;

(m) such Receivable is not evidenced by or arising under any lease, chattel paper or instrument; and

(n) such Receivable is not due from (A) a Person that is a subsidiary or other affiliate of the related Seller or (B) any Person or group of Persons that owns or controls, by election of directors, appointment of managers, management contract or otherwise, more than 10% of the voting power to select the related Seller’s directors or senior management or to set the related Seller’s management policies.

1.30 “Existing Credit Agreement” shall mean that certain Credit Agreement dated as of August 26, 2011 among SMART Modular Technologies (Global Holdings), Inc. (formerly known as SMART Modular Technologies (Global Memory Holdings), Inc.), SMART Modular Technologies (Global), Inc., the Seller Representative, JPMorgan Chase Bank, N.A. as administrative agent and the other lenders party thereto.

1.31 “Fee Letter” shall mean that certain fee letter, dated the Closing Date, between the Seller Representative and Wells Fargo.

1.32 “Funding Notice” shall mean an acceptance notice relating to the funding of the Purchase Price substantially in the form of Exhibit C delivered by Wells Fargo to the Seller Representative by Transmission on the first Business Day of each Week with respect to any Purchase Notice delivered during the prior Week and specifying the Proposed Receivables that Wells Fargo has accepted for purchase on the next following Purchase Date.

1.33 “HP Account Debtor Group” shall mean the group of Account Debtors listed under the heading “The HP Account Debtor Group” on Exhibit A (as such exhibit may from time to time be amended or replaced with the consent of the Seller Representative and Wells Fargo).

1.34 “HP Receivables” shall mean Receivables payable by an Account Debtor in the HP Account Debtor Group.

1.35 “HP Sublimit” shall mean, with respect to the HP Account Debtor Group, the amount listed on Exhibit A as the Account Debtor Sublimit applicable to such Account Debtor Group (as such exhibit may from time to time be amended or replaced with the consent of the Seller Representative and Wells Fargo.

1.36 “Identification Number” means the identification number assigned by the Seller Representative relating to the division or group of an Account Debtor with direct responsibilities and duties under a Contract with one or more Sellers under which Receivables are arising.

1.37 “Information Certificate” shall mean, with respect to any Seller, the Information Certificate of such Seller in the form of Exhibit B.

1.38 “Insolvency Event” shall mean, with respect to any Person, any of the following: (a) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, court protection, reorganization or other relief in respect of such Person or its debts, or of a material part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, or (ii) the appointment of a receiver, trustee, custodian, examiner, sequestrator, conservator or similar official for such Person or for a material part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered, or(b) such Person shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, court protection, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (a) above, (iii) apply for or consent to the appointment of a receiver, trustee, examiner, custodian, sequestrator, conservator or similar official for such Person or for a material part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) generally not pay its debts as such debts become due (as understood under the Uniform Fraudulent Conveyance Act) or shall admit in writing its inability to pay its debts generally.

1.39 “Invoice Date” shall mean, with respect to any Receivable, the date of the original invoice with respect thereto.

1.40 “LIBOR” shall mean the rate per annum equal to the offered rate for deposits in United States Dollars for a two month (60 day) interest period which appears two Business Days prior to the date of the applicable Purchase Date on the Dow Jones Markets Service (formerly known as Telerate) display page 3750 (or such other page as may replace page 3750 on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for United States Dollar deposits).

1.41 “Lien” shall mean any lien, charge, deed of trust, mortgage, security interest (including, with respect to Receivables, any ownership interest), tax lien, pledge, hypothecation, assignment, preference, priority, claim, other charge or encumbrance, or any other type of preferential arrangement of any kind or nature whatsoever by or with any Person (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise.

1.42 “Material Adverse Change” shall mean, an event that results or could likely result in (i) a material adverse change in (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Sellers and the Parents, taken as a whole (including as a result of a change in the status of the Brazil Tax Dispute), (b) the relationship with an Account Debtor which, as at the date of determination, is the Account Debtor of any Purchased Receivables outstanding hereunder or any Receivables being offered for purchase hereunder; provided, that for the avoidance of doubt, a reduction in the amounts of purchases made by such Account Debtor to the extent not related to Disputes claimed or Credit Reasons shall not be considered a Material Adverse Change, or (c) the ability of each Seller, as Servicer of the Purchased Receivables sold by it hereunder or otherwise, to fulfill its obligations hereunder or under any of the other Transaction Documents or of any Parent to fulfill its obligations under any Performance Undertaking, (ii) the impairment of the validity or enforceability of, or the rights, remedies or benefits available to, Wells Fargo under this Agreement or any of the other Transaction Documents, or (iii) a Change of Control of any Seller, any Parent or any Account Debtor.

1.43 “Maximum Tenor” shall mean, for Receivables of any Account Debtor, the number of days listed on Exhibit A as the Maximum Tenor (as such exhibit may from time to time be amended or replaced with the consent of the Seller Representative and Wells Fargo).

1.44 “Net Invoice Amount” shall mean, as to any Receivable, an amount equal to the face value payable by the related Account Debtor set forth in the invoices included in the Purchase Notice related to such Receivable, net of any Pre-Purchase Discount related to such Receivable, and including the related VAT Invoice Amount, if any.

1.45 “Outstanding Purchase Price” shall mean, at any time, the amount equal to the product of (A) the aggregate Net Invoice Amounts, multiplied by (B) the applicable Advance Rates, with respect to (i) the Purchased Receivables or (ii) the Purchased Receivables relating to any Account Debtor Group, as the context may require, minus the aggregate amount of all Collections with respect to such Purchased Receivables deposited in the Collection Account up to but not exceeding, for any Purchased Receivable, the Net Invoice Amount with respect thereto; provided, that the Outstanding Purchase Price shall not equal less than zero.

1.46 “Parent” shall mean SMART Modular Technologies (Global Holdings), Inc. (formerly known as SMART Modular Technologies (Global Memory Holdings), Inc.), a Cayman Islands exempted company with limited liability and SMART Modular Technologies (Global), Inc., a Cayman Islands exempted company with limited liability, jointly and severally.

1.47 “Payment Report” shall mean a reconciliation report or payment summary provided by Transmission by the Seller Representative to Wells Fargo from time to time (at minimum weekly by the last day of each Week) in a format reasonably acceptable to Wells Fargo for each Account Debtor Group, providing invoice, payment and collection details with respect to the Purchased Receivables of each Account Debtor Group.

1.48 “Performance Undertakings” shall mean, collectively, each Performance Undertaking, dated as of the Closing Date, by each Parent in favor of Wells Fargo, as each such agreement may be amended, modified or supplemented in accordance with its terms.

1.49 “Periodic Reconciliation Report” shall have the meaning set forth in Section 5.1(j)(v).

1.50 “Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation, limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

1.51 “Pre-Purchase Discount” shall mean, with respect to a Proposed Receivable, any discount, credit or other allowance set forth in the invoices included in the Purchase Notice relating thereto and deducted from the face amount of such Proposed Receivable payable by the applicable Account Debtor in the determination of the Net Invoice Amount and in the subsequent determination of both the Purchase Price therefor and the Base Invoice Amount related thereto.

1.52 “Proposed Receivable” shall mean any Eligible Receivable that is offered for sale and set forth in a Purchase Notice pursuant to the provisions of Section 2.1 at all times prior to becoming a Purchased Receivable or being rejected by Wells Fargo for purchase pursuant to Section 2.1.

1.53 “Purchase Date” shall mean, as to any Purchased Receivable, the date (which shall occur on the third Business Day of any Week) on which Wells Fargo purchased such Receivable.

1.54 “Purchase Limit” shall mean the sum of the Dell Sublimit plus the HP Sublimit which, on the Closing Date, is equal to $75,000,000.

1.55 “Purchase Notice” shall mean with respect to Proposed Receivables, the aggregate of all data (whether included in a Payment Report, an invoice or other Transmission) relating to new Proposed Receivables in a form reasonably satisfactory to Wells Fargo that are included in a Transmission on any Business Day during any Week received by Wells Fargo from the Seller Representative during any Week.

1.56 “Purchase Price” shall mean, as to any Receivable proposed to be purchased hereunder, an amount equal to (a) the product of (i) the Advance Rate, multiplied by (ii) the Net Invoice Amount of such Receivable, minus (b) the Discount applicable to such Receivable, all as set forth in the applicable Funding Notice and as calculated in the manner set forth in this Agreement and in the Funding Notice.

1.57 “Purchased Receivable” shall mean any Receivable that is purchased by Wells Fargo hereunder.

1.58 “Receivables” shall mean all accounts, instruments, documents, contract rights, general intangibles and chattel paper (as such terms are understood under the UCC), all tax refunds and proceeds of insurance, and all other forms of obligations owing to a Seller by an Account Debtor, whether now existing or hereafter created that represent bona fide obligations of an Account Debtor arising out of a Seller’s sale and delivery of goods and services, together with the Related Assets with respect thereto, and with respect to each of the foregoing, all proceeds thereof.

1.59 “Records” shall mean, with respect to any Receivable, all of the related Seller’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, sales orders, credit memos, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to such Receivable, including any Related Assets, or the related Account Debtor, together with the tapes, disks, diskettes, software and other data (including electronic data and information) in or on which the foregoing are stored (including any rights of such Seller with respect to the foregoing maintained with or by any other person).

1.60 “Related Assets” shall mean, with respect to any Receivable, all of the right, title and interest of the related Seller in and to: (a) all rights, but not any obligations, under all related Contracts and other Related Assets with respect to such Receivable; (b) all documents, instruments and chattel paper, if any, arising pursuant to or in connection with such Receivable; (c) all inventory and goods (including returned, repossessed or reclaimed inventory or goods), if any, the sale of which gave rise to such Receivable or otherwise representing or evidencing, such Receivable and including any rights to such inventory and goods; (d) all security deposits and property subject to security interests or Liens, and all guarantees, letters of credit, banker’s acceptances, letter-of-credit rights, supporting obligations and other agreements or arrangements of whatever character from time to time, supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise and including all rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor lienor or secured party; (e) all insurance policies, and all claims thereunder, related to such Receivable or other Related Assets, and including all rights against carriers of the inventory and goods related thereto; (f) all Records; (g) all Collections in respect thereof, and (h) all other proceeds of any of the foregoing.

1.61 “Repurchase Event” shall mean, as to any Purchased Receivable, at any time: (a) any of the representations or warranties made by the related Seller herein or in any of the other Transaction Documents with respect to such Receivable is or becomes untrue or inaccurate and shall have an adverse impact on the ability to obtain Collections of such Purchased Receivable; (b) the related Seller fails to comply with any of its covenants or obligations with respect to such Purchased Receivable and such failure shall have an adverse impact on the ability to obtain Collections of such Purchased Receivable; (c) such Purchased Receivable was not an Eligible Receivable as of the Purchase Date with respect thereto; or (d) a Dispute has arisen with respect to any Purchased Receivable that impacts or impairs the ability to obtain as Collections all or any portion of the Net Invoice Amount of such Purchased Receivable in a timely manner set forth under the Contract(s) giving rise to such Receivable.

1.62 “Repurchase Price” shall mean, with respect to any Purchased Receivable or portion thereof required to be repurchased by Seller pursuant to Section 3.1, the sum of: (a) the Purchase Price then outstanding with respect to such Purchased Receivable, plus (b) from the Purchase Date for such Purchased Receivable to and including the date that Wells Fargo receives payment in full of such Repurchase Price, an amount equal to (i) the applicable Repurchase Rate, multiplied by (ii) such Purchase Price for each such day.

1.63 “Repurchase Rate” shall mean, with respect to the determination of the Repurchase Price for any Purchased Receivable that the related Seller of which is required to repurchase from Wells Fargo pursuant to Section 3.1, for each day, a rate per annum equal to the Discount Rate that was applicable to such Purchased Receivable in determining its original Purchase Price, divided by 360.

1.64 “Repurchased Receivable” shall have the meaning set forth in Section 3.1.

1.65 “Responsible Officer” shall mean the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer, or other similar officer, manager or a director of the Seller Representative or a Seller. Any document delivered hereunder that is signed by a Responsible Officer of the Seller Representative or a Seller shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

1.66 “Seller” and “Sellers” shall have the meaning set forth in the first paragraph hereof.

1.67 “Seller Representative” shall have the meaning set forth in the first paragraph hereof.

1.68 “Servicer” shall mean initially, with respect to any Purchased Receivable, the Seller Representative , or any replacement or successor servicer designated by Wells Fargo in accordance with Section 6.2(b) or Section 7.2.

1.69 “Servicing Bonus” shall have the meaning set forth in Section 6.2(b)(viii).

1.70 “Servicing Bonus Amount” shall mean, as at any time, as to each Purchased Receivable, the excess, if any, of (a) Collections received in the Collections Account attributable to such Purchased Receivable, over (b) the sum of (i) the Purchase Price of such Purchased Receivable, plus (ii) the Discount applicable to such Purchased Receivable, plus (iii) any out of pocket collections costs, fees and expenses incurred by Wells Fargo in connection with the enforcement of the right to payment of such Purchased Receivable, plus (iv) for each day after the final day of the Discount Period applicable to such

Purchased Receivable that the sum of the Collections received in the Collections Account attributable to such Purchased Receivable do not exceed the amount determined pursuant to subclauses (i) through (iii) of this clause (b) and this clause (iv) for each day prior to the day of collection, a per diem amount equal to the result of (A) such shortfall on such day, multiplied by (B) the Servicing Bonus Discount Rate divided by 360; provided, that the Servicing Bonus shall not equal less than zero.

1.71 “Servicing Bonus Discount Rate” means, with respect to the calculation of the amount set forth in clause (iv) of the definition of Servicing Bonus Amount as of any date of determination, a rate per annum equal to the sum of (i) the Discount Margin, plus, (ii) LIBOR determined as of the date on which all amounts set forth in clauses (i) through (iv) of the definition of Servicing Bonus Amount have been collected and paid to Wells Fargo.

1.72 “Servicing Bonus Payment Date” shall mean the first Purchase Date of each week.

1.73 “Smart” shall have the meaning set forth in the first paragraph hereof.

1.74 “Smart Europe” shall have the meaning set forth in the first paragraph hereof.

1.75 “Solvent” shall mean with respect to such Person as at any date of determination, (a) that such Person is able to pay its debts as they become due, (b) that such Person maintains reasonably sufficient capital to carry on its business consistent with its practices as of the date hereof, and (c) the present fair sale value of such Person’s assets and properties is sufficient to pay its probable liabilities on its existing indebtedness as they become absolute and mature.

1.76 “Termination Event” shall have the meaning set forth in Section 7.1 hereof.

1.77 “Transaction Documents” shall mean, collectively, the following (as the same now or hereafter exist or may at any time be amended, modified, supplemented, extended, renewed, restated or replaced): (a) this Agreement; (b) each Transmission; (c) each Purchase Notice; (d) each Funding Notice; (e) the Performance Undertakings, and (f) all other documents to be executed and delivered in connection with any of the foregoing.

1.78 “Transmission” shall mean the electronic delivery of reports, data or information, which may include electronic transmission through a web portal established with Wells Fargo, email or other electronic arrangements, all pursuant to protocols and in a format established by Wells Fargo or otherwise agreed upon between the Seller Representative and Wells Fargo from time to time.

1.79 “Turnover Amounts” shall mean (i) any amounts received in the Collection Account that Wells Fargo identifies or the Servicer identifies to Wells Fargo as not constituting Collections on a Purchased Receivable, (ii) any amounts received from the Account Debtor and identified as being applicable to a Purchased Receivable but subsequently corrected by the Servicer to be applicable to a Receivable other than a Purchased Receivable, amounts in excess of the Net Invoice Amount, or otherwise not applicable to a Purchased Receivable, and (iii) following a Deemed Application with respect to any Purchased Receivable, the amount of any payment on such Purchased Receivable in excess of the Net Invoice Amount of such Receivable (after application of such payment, any other Collections on such Purchased Receivable and the amount of such Deemed Application).

1.80 “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York, and any successor statute, as in effect from time to time.

1.81 “VAT Invoice Amount” shall mean that portion of Net Invoice Amount of any Receivable, if any, equal to the “value added tax” (or similar tax) payable and included in the Net Invoice Amount.

1.82 “Week” means a calendar week.

Section 2. Purchase and Sale of Receivables

2.1 Purchase and Sale.

(a) Purchase Notice and Funding Notice Procedures. Subject to the terms and conditions in this Agreement, the Seller Representative, on behalf of each Seller, may from time to time offer to sell to Wells Fargo, Eligible Receivables specified in a Purchase Notice. The delivery of such Purchase Notice by Transmission shall constitute (i) an offer to sell the Proposed Receivables included in such Purchase Notice on the Purchase Date to occur in next succeeding Week, and (ii) a representation by the applicable Seller that each Proposed Receivable included in such Purchase Notice would be an Eligible Receivable as of the Purchase Date. Wells Fargo, in its sole and absolute discretion, may elect to accept or reject the offer set forth in a Purchase Notice in whole or in part; provided, that Wells Fargo will endeavor in good faith to provide prompt notice to the Seller Representative of any intention to cease purchases of Receivables of any Account Debtor; provided, further that each Seller and the Seller Representative acknowledge and agree that the failure by Wells Fargo to provide such advance notice shall not impair or limit in any manner the sole and absolute discretion of Wells Fargo to make purchases hereunder or result in any breach, costs or damages resulting therefrom hereunder. If Wells Fargo wishes to accept an offer, Wells Fargo shall deliver by Transmission a Funding Notice to the Seller Representative by the first Business Day of the Week following receipt of a Purchase Notice and shall purchase on the next succeeding Purchase Date, and each applicable Seller shall sell, all of such Seller’s right, title and interest (but none of such Seller’s underlying obligations to the applicable Account Debtor) in the Eligible Receivables set forth in such Funding Notice on the related Purchase Date (such Receivables, once sold and purchased on a Purchase Date, “Purchased Receivables”). In no event shall Wells Fargo purchase any Proposed Receivables if such purchase would result, as of the related Purchase Date (after giving effect to all Collections received as of such date), in (i) the Outstanding Purchase Price exceeding the Purchase Limit, (ii) the Outstanding Purchase Price of HP Receivables exceeding the HP Sublimit, or (iii) the Outstanding Purchase Price of Dell Receivables exceeding the Dell Sublimit. In the event that as of such Purchase Date, the Outstanding Purchase Price would exceed the Purchase Limit, the HP Sublimit or the Dell Sublimit, then such Funding Notice shall only be effective as to the amount of those Proposed Receivables (as identified by Wells Fargo) that would result in the Outstanding Purchase Price not exceeding the Purchase Limit, HP Sublimit or Dell Sublimit, as applicable.

(b) Confirmation of Eligibility. Upon receipt of a Funding Notice, the Seller Representative shall promptly, and in any event no later than one Business Day after receiving the Funding Notice, notify Wells Fargo in writing if any of the Proposed Receivables identified on the Funding Notice are not Eligible Receivables or as to which any of the other representations of the applicable Seller and the Seller Representative set forth herein or in the Funding Notice would not be true and accurate. The Seller Representative and each Seller hereby represents and warrants that the election by the Seller Representative to not identify any Proposed Receivable as not qualifying as an Eligible Receivable pursuant to this Section 2.1(b) shall constitute a confirmation by each relevant Seller and the Seller Representative that such Proposed Receivable constitutes an Eligible Receivable as of its Purchase Date.

(c) General. On each Purchase Date, subject to Section 2.1(a), Wells Fargo shall purchase and each applicable Seller shall sell all of such Seller’s right, title and interest (but none of such Seller’s underlying obligations to the applicable Account Debtor) in such Proposed Receivables that are Eligible Receivables set forth in such Funding Notice as accepted for purchase by Wells Fargo, and by acceptance by the Seller of the Purchase Price for such Proposed Receivable, such Proposed Receivable shall be automatically sold and purchased without any further action by Seller or Wells Fargo.

2.2 Purchase Price Payment. Wells Fargo agrees (and each Seller hereby directs Wells Fargo) to pay on each Purchase Date to the Applicable Seller Account(s) the Purchase Price for the Proposed Receivables specified in the related Funding Notice that Wells Fargo has agreed to purchase pursuant to Section 2.1 on such Purchase Date.

2.3 Conditions Precedent. Prior to the delivery of the initial Purchase Notice hereunder, Wells Fargo shall have received the agreements, documents and instruments set forth on Exhibit D, each in form, substance and date satisfactory to Wells Fargo.

2.4 No Commitment to Purchase; No Liability. Wells Fargo shall have no obligation to accept any offer to sell, or otherwise to purchase, any Receivable from any Seller and this Agreement does not constitute a commitment on the part of Wells Fargo to make any such purchase. No obligation or commitment shall be implied by an act or omission of Wells Fargo, or any course of dealings in connection with purchases made hereunder. Wells Fargo shall not have any liability to any Seller or to any other Person for declining to accept any offer to purchase a Receivable hereunder.

2.5 No Recourse. Except as specifically provided in this Agreement, the sale and purchase of Receivables under this Agreement shall be without recourse to each Seller and the Seller Representative. The Seller Representative and each Seller shall be liable to Wells Fargo for all representations, warranties, covenants and indemnities made by such Seller or by the Seller Representative on behalf of such Seller pursuant to the terms of this Agreement.

2.6 No Assumption of Obligations Relating to Receivables or Contracts. Wells Fargo and the Servicer (if other than the applicable Seller) shall not have any obligation or liability to any Account Debtor (including any obligation under any Contract or any other related agreements); provided, that Wells Fargo shall promptly remit to the Applicable Seller Account(s) all Turnover Amounts. It is understood and agreed that Wells Fargo shall have no rights, title or interest to or in any Receivables (and Collections related thereto) other than Purchased Receivables (and Collections related thereto).

2.7 True Sales. The Sellers and Wells Fargo have structured the transactions contemplated by this Agreement as a sale and intend the transfer and conveyance of Purchased Receivables hereunder to be absolute and irrevocable true sales by the applicable Seller to Wells Fargo, that provide Wells Fargo with the full benefits and burdens of ownership of the Purchased Receivables. None of the Sellers nor Wells Fargo intends the transactions contemplated hereunder to be, or for any purpose to be characterized as, loans from Wells Fargo to any Seller. Each Seller and Wells Fargo shall treat the transactions hereunder as true sales for all purposes under applicable law and accounting principles, including, without limitation, in their respective books, records, computer files, tax returns (federal, state and local), regulatory and governmental filings (and shall reflect such sale in their respective financial statements). Each Seller will advise all persons inquiring about the ownership of the Receivables sold by such Seller that all such Purchased Receivables have been sold to Wells Fargo. If, notwithstanding the intention of the parties expressed in this Section 2.7, the transfer and conveyance by any Seller to Wells Fargo of Receivables hereunder shall be characterized by a court of competent jurisdiction as a secured loan and not a sale, then, in such event, this Agreement shall constitute a security agreement under the UCC and other applicable law. For this purpose, each Seller hereby grants Wells Fargo a perfected, first priority security interest in all of such Seller’s right, title and interest in, to and under the Purchased Receivables sold or purportedly sold by such Seller pursuant to this Agreement, and all proceeds of any thereof, to secure the timely payment and performance by such Seller of all amounts owing to Wells Fargo hereunder and any other obligations owing to Wells Fargo hereunder. In the event this Agreement shall be characterized as a security agreement, Wells Fargo shall have, in addition to the rights and remedies which it may have under this Agreement, all the rights and remedies provided to a secured creditor under the UCC and applicable law, which rights and remedies shall be cumulative.

Section 3. Repurchase Event

3.1 Repurchase Event.

(a) Upon the occurrence of a Repurchase Event with respect to any Purchased Receivable or any portion thereof, Seller Representative on behalf of the applicable Seller (or the applicable Seller directly) shall, within one Business Day of written notice from Wells Fargo to the Seller Representative (which notice shall be promptly forwarded from the Seller Representative to the applicable Seller), purchase from Wells Fargo such Purchased Receivable and shall pay to Wells Fargo the Repurchase Price in respect of such Repurchased Receivable or portion thereof (such Purchased Receivable, once repurchased in accordance with this Section 3.1, a “Repurchased Receivable”); it being understood and agreed that the obligations of the Seller Representative and the Sellers to make such a purchase upon a Repurchase Event under this Section 3.1(a) shall be in full force and effect notwithstanding the occurrence of a Credit Reason of the applicable Account Debtor for such Purchased Receivable. Each Seller and the Servicer each hereby authorizes Wells Fargo at all times, and Wells Fargo may, at its option, either: (i) setoff against the Servicing Bonus or any amount at any time owing (including any Purchase Price) by Wells Fargo to any Seller for any amounts at any time owing by any Seller to Wells Fargo, with respect to a Repurchased Receivable, (ii) after the occurrence and during the continuation of a Termination Event, debit or deduct from any deposit account of any Seller any amounts at any time owing by any Seller to Wells Fargo with respect to a Repurchased Receivable, or (iii) require that the applicable Seller make a cash payment to Wells Fargo in respect of such amounts. All such payments by the applicable Seller to Wells Fargo on account of the Repurchase Price shall be due and payable on the next Business Day after the date of the notice by Wells Fargo to the Seller Representative requiring that the applicable Seller repurchase any such Repurchased Receivable.

(b) Effective upon receipt by Wells Fargo of the Repurchase Price with respect to a Repurchased Receivable, such Repurchased Receivable shall be deemed sold by Wells Fargo to the applicable Seller, without recourse, representation or warranty, except that Wells Fargo represents that each Repurchased Receivable shall be transferred to the applicable Seller free and clear of any Liens imposed by or through Wells Fargo.

3.2 Adjustments to Purchase Price. At Wells Fargo’s option, all amounts at any time payable by any Seller to Wells Fargo provided for in this Agreement or the other Transaction Documents may be setoff against any amount at any time owing by Wells Fargo to any Seller in respect of the Purchase Price for a Purchased Receivable or the Repurchase Price for a Repurchased Receivable, or, after the occurrence and during the continuation of a Termination Event, deducted from any amounts in any deposit account of any Seller (and to the extent that such Sellers are not the same entities, each Seller agrees to true up any such setoff or deduction between such Sellers). If after receipt of any payment under this Agreement or any Transaction Document, Wells Fargo is required to surrender or return such payment or proceeds to any Person for any reason, then the obligations intended to be satisfied by such payment shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment had not been received by Wells Fargo. Each Seller does hereby indemnify and hold Wells Fargo harmless for the amount of any payments surrendered or returned, except for those payments surrendered or returned as the result of a Credit Reason. This Section 3.2 shall remain effective notwithstanding any contrary action which may be taken by Wells Fargo in reliance upon such payment or proceeds. This Section 3.2 shall survive the termination of this Agreement.

Section 4. Representations and Warranties

Seller Representative and each Seller hereby represents and warrants to Wells Fargo as of Closing Date and each Purchase Date:

4.1 Organization and Good Standing. It is duly organized and validly existing and in good standing under the laws of the state, country or jurisdiction of incorporation set forth in the first paragraph hereof, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted.

4.2 Due Qualification. It is duly licensed or qualified to do business and is in good standing, and it has obtained all necessary approvals, in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such licensing, qualification or approvals.

4.3 Power and Authority; Due Authorization. It has (a) all necessary power, authority and legal right (i) to execute and deliver, and perform its obligations under, each Transaction Document to which it is a party, and (ii) to generate, own, sell, transfer and assign Receivables on the terms and subject to the conditions herein and therein provided; and (b) duly authorized the execution and delivery of the Transaction Documents to which it is a party, and the sale and transfer of Receivables hereunder, and the performance of its obligations under the Transaction Documents. It has duly executed and delivered this Agreement.

4.4 Valid Sale; Binding Obligations. This Agreement constitutes, and each other Transaction Document it has or will sign in connection herewith, when duly executed and delivered, will constitute, a legal, valid, and binding obligation, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity. Each transfer of Receivables to Wells Fargo pursuant to this Agreement shall constitute a valid sale, transfer, and assignment thereof to Wells Fargo, enforceable against creditors of, and purchasers from, it. On the initial Purchase Date, all conditions precedent set forth on Exhibit D have, to the extent applicable to it, been fulfilled.

4.5 No Conflict or Violation. This Agreement, and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party, and the fulfillment of the terms hereof or thereof will not (a) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under (i) its articles or certificate of incorporation or similar organizational documentation, or by-laws, operating agreement or similar operational documentation, or (ii) any indenture, loan agreement, mortgage, deed of trust, or other material agreement or instrument to which it is a party or by which it is bound, (b) result in the creation or imposition of, or give rise to any obligation to provide, any Lien upon any of its properties pursuant to the terms of any such indenture, loan agreement, mortgage, deed of trust, or other material agreement or instrument, except under the Transaction Documents, or (c) violate any law or any order, rule, or regulation applicable to it of any court or of any federal, state or foreign regulatory body, administrative agency, or other governmental authority having jurisdiction over it or any of its properties.

4.6 Proceedings. There is no litigation, investigation or proceeding pending, or to the best of its knowledge, threatened, before any court, regulatory body, arbitrator, administrative agency, or other tribunal or governmental instrumentality (a) asserting the invalidity of any Transaction Document to which it is a party, or (b) seeking to prevent the sale of Receivables to Wells Fargo or the consummation of any of the other transactions contemplated by any Transaction Document to which it is a party.

4.7 Government Approvals. Except for the filing of the UCC financing statements, no authorization or approval or other action by, and no notice to or filing with, any governmental authority is required for its due execution, delivery and performance of any Transaction Document to which it is a party.

4.8 Financial Condition; Material Adverse Change. On the date hereof it is, and on the date of each transfer of a Receivable hereunder (both before and after giving effect to such transfer) shall be, Solvent. There has been no Material Adverse Change with respect to the Sellers and the Parents, taken as a whole or the related Account Debtor of a Purchased Receivable on such Purchase Date since December 31, 2011; provided, that the representations in this sentence with respect to an Account Debtor shall not be applicable with respect to the Purchased Receivables of any other Account Debtor.

4.9 Quality of Title.

(a) Effective upon each purchase of a Receivable hereunder, Wells Fargo shall have acquired a valid and perfected first priority ownership interest (free and clear of any Lien) in such Receivable it sold hereunder, including the Related Assets with respect thereto.

(b) There does not exist any effective financing statement or other instrument similar on file in any recording office in effect covering any Purchased Receivable it sold or purported to sell to Wells Fargo hereunder, except those financing statements in favor of (i) Wells Fargo filed in accordance with this Agreement, and (ii) JPMorgan Chase Bank, N.A. (for the benefit of the secured parties under the Existing Credit Agreement) in accordance with the Existing Credit Agreement (it being understood that the Seller Representative and each Seller hereby confirms the claims in the Receivables held by the parties to the Existing Credit Agreement shall have been automatically released pursuant thereto as of the Purchase Date with respect to any such Purchased Receivables).

4.10 Eligibility. Effective as of each Purchase Date for a Receivable being sold hereunder, (i) each such Receivable is an Eligible Receivable (ii) no Repurchase Event has occurred and is continuing with respect to such Receivable, (iii) it is not in default in any material respect of any of its obligations under this Agreement, (iv) all conditions precedent set forth in this Agreement to the purchase of such Receivables are satisfied, (v) the receivables information contained in the Purchase Notice is a true and correct list of the purchase order number, the invoice number, the invoice date, the due date and the unpaid amounts due in respect thereof (and such other information set forth therein), and (vi) Wells Fargo has received true and correct copies of all the documentation relating to each of the Purchased Receivables that it has requested, including, without limitation, the Contract(s) giving rise to such Receivable.

4.11 Offices. The offices where it keeps all its books, records and documents evidencing the Receivables, the related Contracts and all other agreements related to such Receivables (including the Records) are located at the address specified in the Information Certificate or at such other locations it has identified to Wells Fargo after the date hereof in accordance with Section 5.1(h) hereof.

4.12 Compliance with Applicable Laws. It is in compliance, in all material respects, with the requirements of all applicable laws, rules, regulations, and orders of any governmental authority.

4.13 Accuracy of Information. No information at any time it has furnished in writing (including in electronic form) to Wells Fargo for purposes of or in connection with any Transaction Document or any transaction contemplated hereby or thereby is, or will be, inaccurate in any material respect as of the date it was furnished or (except as otherwise disclosed to Wells Fargo in writing at or prior to such time) as of the date as of which such information is dated or certified, or contained or will contain any material misstatement of fact or omitted or will omit to state any material fact necessary to make such information not materially misleading.

Section 5. Covenants

5.1 Affirmative Covenants. Seller Representative and each Seller, for and on behalf of itself, until the Collection Date for all outstanding Purchased Receivables, will comply with the following affirmative covenants:

(a) Compliance with Laws, Etc. It will comply in all material respects with all laws, rules, regulations, licenses, approvals, orders and other permits applicable to it and duly observe all requirements of any foreign, Federal, State or local governmental authority.

(b) Preservation of Corporate Existence. It will preserve, renew and keep in full force and effect its corporate or limited liability company existence and rights and franchises with respect thereto and maintain in full force and effect all licenses, trademarks, tradenames, approvals, authorizations, leases, contracts and permits necessary to carry on the business as presently, or proposed to be, conducted except to the extent not material to the collection of the Purchased Receivables.

(c) Keeping of Records and Books of Account. It will maintain accurate and complete books, records, accounts and other information relating to the Receivables (including the Records and other Related Assets) which, in the reasonable determination of the Seller Representative are necessary or advisable in order to determine amounts owing and amounts paid in respect of Receivables and the status of the goods or services purchased giving rise to such Receivables. It will mark its Records (whether electronic or otherwise) which relate to the Purchased Receivables and related Contracts with a legend, reasonably acceptable to Wells Fargo, evidencing that it has sold the Purchased Receivables to Wells Fargo. In the event that any such electronic records are printed and distributed or shown to any person other than Wells Fargo, such legend shall be included with such printed records.

(d) Accounting for Purchases. Its financial statements shall account for the transactions contemplated in this Agreement as a sale by it of the Purchased Receivables to Wells Fargo, and shall account for and treat the transactions contemplated hereunder (including but not limited to accounting and tax reporting) as a sale of the Purchased Receivables by it to Wells Fargo.

(e) Ownership Interest of the Company. It will take all necessary action to establish and maintain, in favor of Wells Fargo a valid and perfected first priority ownership interest in all Purchased Receivables, free and clear of any Lien, including, without limitation, the filing of all financing statements under the UCC or other similar instruments or documents necessary in appropriate jurisdictions (or any comparable law) to perfect Wells Fargo’s ownership interest in the Purchased Receivables; and take such other action to perfect, protect or more fully evidence the interest of Wells Fargo as Wells Fargo may reasonably request.

(f) Receivables Review. It will, from time to time as requested by Wells Fargo, at reasonable times and upon reasonable prior notice, permit Wells Fargo or its designee, (i) to have access to its premises during normal business hours and (ii) to have it make available copies of its books and records electronically to Wells Fargo, in each case, for the purposes of inspecting, verifying and auditing its books and records with respect to Receivables arising under any Contract (including the Records and other Related Assets) and discussing matters relating to such Receivables or its financial condition or performance under any Transaction Document or performance under any Contract, in each case, with any of its officers, employees or authorized designees or of the Parents having knowledge of such matters and, after the occurrence and during the continuation of a Termination Event, to take copies of any of the Records relating to transactions subject to this Agreement and to obtain such originals thereof as Wells Fargo may request.

(g) Performance and Compliance with Receivables and Contracts. It will, at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts and all purchase orders and other agreements related to the Receivables arising under any Contract.

(h) Location of Records. It will keep the offices where it keeps its Records at the addresses set forth in the Information Certificate or, upon not less than ten (10) Business Days written notice to Wells Fargo, at such other address within the United States as may be designated by the Seller Representative.

(i) Defense of Title. It will defend the right, title and interest of Wells Fargo in any of the Purchased Receivables, against all claims of third parties claiming through or under it, at its sole cost and expense.

(j) Reporting Requirements. It will provide to Wells Fargo (in multiple copies, if requested by Wells Fargo) the following:

(i) as soon as available and in any event within 120 days after the end of each fiscal year of SMART Modular Technologies (Global), Inc., a copy of the audited consolidated financial statements (together with explanatory notes thereon) together with the auditor’s report letter for such year for SMART Modular Technologies (Global), Inc. and its subsidiaries, containing financial statements for such year audited by independent public accountants of recognized standing, including an audited consolidated balance sheet, an audited consolidated statement of operations and comprehensive income, stockholders’ equity and cash flows on a consolidated basis, all prepared in accordance with generally accepted accounting principles;

(ii) as soon as available and in any event within 75 days after the end of each of the first three quarters of each fiscal year of SMART Modular Technologies (Global), Inc., unaudited consolidated balance sheets of SMART Modular Technologies (Global), Inc. and its subsidiaries for such fiscal quarter (including consolidation of each Seller), and unaudited statement of operations and comprehensive consolidated statements of income, stockholders’ equity and cash flows of SMART Modular Technologies (Global), Inc. and its subsidiaries (including consolidation of each Seller) which, after the end of fiscal 2012, shall be provided in comparative form to the corresponding fiscal quarter of the previous fiscal year, all prepared in accordance with generally accepted accounting principles and certified by the chief financial officer of SMART Modular Technologies (Global), Inc.;

(iii) as soon as available and in any event within 120 days after the beginning of each fiscal year of SMART Modular Technologies (Global), Inc., a detailed consolidated budget for SMART Modular Technologies (Global), Inc. and its subsidiaries for such fiscal year, including a projected consolidated balance sheet and consolidated statements of projections operations, comprehensive income and cash flows for the fiscal year and the material assumptions used in the preparation of such budget and such projections;

(iv) promptly after the sending or filing thereof, if any, copies of all reports and registration statements that either Parent or any Seller files with the SEC or any national securities exchange and official statements that either Parent or any Seller files with respect to the issuance of tax-exempt indebtedness;

(v) on and as of the last Business Day of each Week (in addition to, at the option of the Seller Representative and each Seller, any other additional Business Days) by Transmission, Payment Reports updating all invoice and collection information with respect to the Purchased Receivables, together with such other data as may be requested by Wells Fargo from time to time to assist in the accurate and timely presentation of the invoice and payment information that Wells Fargo posts on its web portal relating to the transactions under this Agreement;

(vi) promptly (and in no event later than five Business Days following actual knowledge or receipt thereof), written notice in reasonable detail, of (A) any Dispute or Lien asserted, or claim made, against a Purchased Receivable, (B) any other material dispute asserted, or material claim made, with respect to any Contract with an Account Debtor or any of the goods underlying any such Contract and (C) any material dispute asserted, or material claim made, by any entity listed as an Account Debtor under any other contract between such entity and a Seller or an affiliate of any Seller if as a matter of law or contract such material dispute or material claim could give rise to setoff or deduction on account of a Purchased Receivable of such Account Debtor;

(vii) promptly (and in no event later than three Business Day following actual knowledge or receipt thereof), written notice in reasonable detail, if any Purchased Receivable ceases to be an Eligible Receivable or if any Seller believes or has reason to believe that any Purchased Receivable sold by such Seller may no longer be an Eligible Receivable;

(viii) promptly and in any event no later than five Business Days after a Responsible Officer of any Seller has actual knowledge thereof, notice of any event of default or any other event or circumstance that may result in the acceleration of the maturity of any Indebtedness of a Seller and/or any Parent in an aggregate principal amount in excess of $15,000,000;

(ix) promptly, notice of any event, development or circumstance whereby any financial statements or other reports furnished to Wells Fargo fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of SMART Modular Technologies (Global), Inc. or any Seller as of the date of such statements;

(x) promptly after the occurrence thereof, written notice in reasonable detail of any Material Adverse Change;

(xi) promptly, and in no event later than two Business Days of any Seller or Parent’s knowledge thereof, written notice of any material administrative or judicial orders, determinations, rulings, decisions or similar occurrences, in connection with the Brazil Tax Dispute;

(xii) without duplication of the notices required to be delivered pursuant to the immediately preceding clause, on the first Business Day of each fiscal quarter (or such other date requested by Wells Fargo and reasonably acceptable to the Seller Representative), the Seller Representative will make available for a conference call with Wells Fargo the senior officers who are directly responsible for overseeing the administration and negotiation of the Brazil Tax Dispute to provide a status update of the Brazil Tax Dispute and answer questions from Wells Fargo directly relating thereto, which status update shall include a summary of any orders, determinations or decisions rendered by the applicable authorities with regard to the Brazil Tax Dispute, the assessment and of any collateral and/or interim cash payments relating to the Brazil Tax Dispute, and any change in the reporting treatment of the Brazil Tax Dispute by Smart’s outside auditors;

(xiii) promptly following request by Wells Fargo, copies of Contracts pursuant to which Purchased Receivables arise; and

(xiv) such additional information as Wells Fargo shall reasonably request in order to enable Wells Fargo to determine whether the terms, covenants, provisions and conditions of this Agreement have been complied with by the Sellers.

5.2 Negative Covenants. Seller Representative and each Seller, for and on behalf of itself, until the Collection Date for all outstanding Purchased Receivables, will comply with the following negative covenants:

(a) No Amendments or Liens. It will not amend, without Wells Fargo’s prior written consent, extend or terminate any Contract or other agreement or document from which any Purchased Receivable arises in any manner that would impact the payment, timing and collectability of the Purchased Receivables generated thereunder or the compliance of its obligations under this Agreement (whether through the acceptance of any credit note or similar adjustment or otherwise). It will not at any time sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Lien upon or with respect to, any of the Purchased Receivables, or assign any right to receive income in respect thereof, or grant any option with respect thereto. It will not, without Wells Fargo’s prior written consent, grant any extension of the time for payment of, or reduce the amount of, any Purchased Receivables, or compromise, compound or settle the same, or release, in whole or in part, the Account Debtor from payment thereof. Notwithstanding the foregoing, the Sellers may make adjustments (including by application of any credit note or similar adjustment or otherwise) to the Purchased Receivables in the ordinary course of business to reflect any returns of goods or other changes to correct the related invoices; provided that at the time the adjustment is made the applicable Seller pays into the Collection Account the amount of such adjustment as a Collection on the Purchased Receivable or otherwise compensates Wells Fargo in a manner acceptable to Wells Fargo.

(b) Change in Name; Jurisdiction of Organization. It will not: (i) change its corporate or limited liability status, (ii) change its type of organization or jurisdiction of organization, or

(iii) change its name, unless, in connection with any such proposed change, each of the following conditions is satisfied: (A) Wells Fargo shall have received not less than 30 days prior written notice from the Seller Representative of such proposed change, which notice shall accurately set forth the new information; (B) if applicable, Wells Fargo shall receive a copy of the amendment to its certificate of incorporation or certificate of formation providing for the change, certified by the Secretary of State of its jurisdiction of organization as soon as it is available, (C) it provides Wells Fargo with such, documents, supplements and amendments (including amendments to UCC financing statements) as it may deem necessary or advisable to maintain its first priority perfected security interest (as defined in the UCC) in the Purchased Receivables, and (D) the first priority perfected security interest (as defined in the UCC) in the Purchased Receivables of Wells Fargo is maintained.

Section 6. Rights and Obligations in Respect of Purchased Receivables

6.1 Rights of Wells Fargo.

(a) Authorization to Collect Purchased Receivables, Etc. The Seller Representative and each Seller hereby acknowledge the right of Wells Fargo, as owner of the Purchased Receivables, and authorizes Wells Fargo, its designees and Servicer (if other than Seller Representative) to take any and all steps in its name or on its behalf necessary or desirable, in such Person’s determination following the replacement of Seller Representative as Servicer pursuant to Section 6.2(b)(iv) or Section 7.2, to collect all amounts due under any and all Purchased Receivables, including, without limitation, endorsing its name on checks and other instruments representing Collections and enforcing such Purchased Receivables and the provisions of the related Contracts that concern payment and/or enforcement of rights to payment.

(b) Rights of Wells Fargo in Purchased Receivables. As owner of the Purchased Receivables, Wells Fargo shall have no obligation to account for, to replace, to substitute or to return any Purchased Receivables or Collections thereon to Seller Representative or any Seller, except as expressly contemplated by this Agreement. Except as expressly contemplated by this Agreement, Wells Fargo shall have the sole right to retain any gains or profits created by buying, selling or holding the Purchased Receivables and shall have the sole risk of and responsibility for losses or damages created by such buying, selling or holding; provided, that Wells Fargo shall promptly remit to the Applicable Seller Account(s) all Turnover Amounts in accordance with Section 2.6. Wells Fargo shall have the right to further assign, transfer, deliver, hypothecate, subdivide or otherwise deal with the Purchased Receivables and Collections thereon on whatever terms Wells Fargo shall determine and to any Person, other than a Disqualified Assignee, as Wells Fargo shall desire.

6.2 Collections; Appointment of Servicer; Responsibilities of Servicer and Seller.

(a) Collection of Receivables; Rights of Wells Fargo. Seller Representative and each Seller will take any and all actions, including actions reasonably requested by Wells Fargo, to ensure that all amounts owing under the Receivables will be deposited exclusively to the Collection Account; provided, that neither the Seller Representative nor the applicable Seller shall be under any obligation to notify the Account Debtor of any Purchased Receivable of the sale of such Purchased Receivable hereunder unless a Termination Event has occurred and is continuing. Unless otherwise instructed by Wells Fargo, neither Seller Representative nor any Seller may change any payment instructions to any Account Debtor to make payment on Receivables to any account other than the Collection Account until the occurrence of the Collection Date for all Purchased Receivables. Seller Representative and each Seller acknowledges that any Collections and any remittances, checks, bills and other proceeds of Purchased Receivables are and shall be property of Wells Fargo and, to the extent received by Seller Representative or any Seller, shall be deemed for all purposes to be received and held by Seller Representative or such Seller in trust for Wells Fargo. Seller Representative and each Seller further agrees that it will immediately pay and deposit solely to the Collection Account any Collections or other amounts received by Seller Representative or such Seller with respect to the Purchased Receivables, and in any event within two Business Days of receipt by Seller Representative or such Seller.

(b) Appointment of Servicer.

(i) Wells Fargo appoints the Seller Representative as the Servicer for the administration, reconciliation and servicing of all Purchased Receivables, and the Seller Representative hereby accepts such appointment in connection with Purchased Receivables sold by any Seller, and agrees to perform all necessary and appropriate commercial collection activities with the same care and policies as are applied to its own Receivables in arranging the timely payment of amounts due and owing by any Account Debtor all in accordance with applicable laws, rules and regulations, with reasonable care and diligence and shall act in the best interest of Wells Fargo to maximize Collections; provided, that such appointment shall not release any Seller from any of its duties, responsibilities, liabilities and obligations as a Seller resulting from or arising hereunder.

(ii) The Servicer shall be responsible for identifying, matching and reconciling any payments received in the Collection Account with the Receivable associated with such payment. If any payment is received from an Account Debtor, and such payment is not identified or is misidentified by such Account Debtor as relating to a particular Receivable and cannot otherwise be reasonably identified (by invoice amount or otherwise) as relating to a particular Receivable or if Wells Fargo determines that the reconciliation is otherwise incorrect or inaccurate within five Business Days of receipt thereof or if the Servicer defaults in its obligations as the Servicer of any Purchased Receivables as set forth under this Section 6.2, the parties hereto agree that such payment shall be applied as provided in Section 6.4. Wells Fargo will retain for its own account from Collections on account of Purchased Receivables any amounts then owing to Wells Fargo under this Agreement.

(iii) Based on the reconciliation information provided by the Servicer to Wells Fargo as required under Section 5.1(j)(v) hereof each week and other information available to Wells Fargo, Wells Fargo shall promptly remit to the Applicable Seller Account(s) all Turnover Amounts in accordance with Section 2.6.

(iv) Without limiting the Servicer’s servicing obligations as agent for Wells Fargo with respect to the Purchased Receivables, including its obligations set forth in this Section 6.2, (1) the Servicer shall with respect to any Purchased Receivable that has not been paid in full within 10 days following its Due Date, contact the applicable Account Debtor by phone or in person to discuss the reason for non-payment and when payment can be expected, and (2) within 10 Business Days of such contact either (x) the Servicer shall provide Wells Fargo with a written report (a “Delayed Payment Report”) detailing the reason for non-payment and stating that no Dispute is outstanding with respect to such Purchased Receivables, or (y) if a Dispute exists, the applicable Seller shall have repurchased the related Purchased Receivables at the Repurchase Price related thereto pursuant to Section 3.

(v) To the extent that the unpaid Purchased Receivables have not been paid in full within 30 days of the Due Date, unless the Seller has repurchased the Purchased Receivable pursuant to Section 3, Wells Fargo may, at its option, take all actions it believes necessary and appropriate to obtain full collection of the Purchased Receivable from the Account Debtor and, in connection therewith, the Servicer shall immediately (i) advise the Account Debtor, in writing, with copy to Wells Fargo, of the purchase of the particular Receivable by Wells Fargo, (ii) facilitate, at Wells Fargo’s request, direct contact between the Account Debtor and Wells Fargo, and (iii) continue to use all efforts to assist Wells Fargo in obtaining full collection of the Purchased Receivable from the Account Debtor.

(vi) To the extent that the unpaid Purchased Receivables have not been paid in full within 60 days of the Due Date, unless the Seller has repurchased the Purchased Receivable pursuant to Section 3, in addition to the rights set forth under clause (v) above, Wells Fargo may, at any time by written notice to the Seller Representative, terminate the rights of the Seller Representative as Servicer hereunder in connection with such Purchased Receivable and designate a new Servicer for such Purchased Receivable, which may be any person (other than a Disqualified Assignee) as Wells Fargo may select for such purpose who is qualified to perform the obligations of Servicer to administer such Purchased Receivable on the terms and conditions as set forth hereunder. The Seller Representative shall, upon receipt of such notice (but not prior thereto) cease its activities as Servicer of such Purchased Receivable and, in a manner that Wells Fargo determines, shall cooperate fully and facilitate the transition of the performance of such activities to the new Servicer, and shall take such action or refrain from taking such action as Wells Fargo may specify in order to assist Wells Fargo (or its designee as new Servicer) in assuming and performing such obligations in connection with such Purchased Receivable.

(vii) Upon written notice to the Seller Representative following a Termination Event, and automatically and without notice to any Seller or Seller Representative upon the commencement of an Insolvency Event with respect to any Seller or any Parent, Wells Fargo may terminate the rights of the Seller Representative as Servicer hereunder and designate a new Servicer, which may be any person (other than a Disqualified Assignee) as Wells Fargo may select for such purpose who is qualified to perform the obligations of Servicer to administer the Purchased Receivables on the terms and conditions as set forth hereunder. The Seller Representative shall cease its activities as a Servicer in a manner that Wells Fargo determines shall cooperate fully and facilitate the transition of the performance of such activities to the new Servicer, and shall take such action or refrain from taking such action as Wells Fargo may specify in order to assist Wells Fargo (or its designee as new Servicer) in assuming and performing such obligations. Upon the commencement of a Termination Event with respect to any Seller or any Parent, the Seller Representative agrees, at its expense, to take all actions necessary to provide the new Servicer with access, whether or not at the offices and properties of the Seller Representative or the Sellers, to all computer software (including its servicing software and its claims software), necessary or useful in collecting, billing or maintaining the records with respect to the Purchased Receivables. The provisions of this clause (vii) shall survive the termination of this Agreement for continuing collection activities of Wells Fargo with respect to any Purchased Receivable.

(viii) On each Servicing Bonus Payment Date, Wells Fargo shall pay to the Seller Representative, on behalf of itself and the Sellers with respect to each Purchased Receivable that was the subject of a Purchase Notice at the time the Seller Representative was acting as Servicer, a Servicing Bonus in an amount equal to the Servicing Bonus Amounts with respect to the Purchased Receivables, if any, calculated as of such Servicing Bonus Payment Date (each, a “Servicing Bonus”). Upon receipt of such Servicing Bonus, the Seller Representative agrees to promptly distribute to each applicable Seller the Servicing Bonus (other than amounts mutually agreed between such Seller and the Seller Representative as compensation for the services provided by the Seller Representative hereunder) with respect to the Purchased Receivables sold by such Seller. The Servicer acknowledges that each Servicing Bonus is subject to prior setoff in the manner set forth in Section 3.1(a). The parties acknowledge that the Purchase Price and the Servicing Bonus for Purchased Receivables are fair consideration and reasonably equivalent value for the sale of the Purchased Receivables and the performance by the Seller Representative, in its capacity as Servicer, of its servicing obligations under Section 6.2.

(c) Performance Under Contract. Notwithstanding whether the Seller Representative is serving as a Servicer hereunder, each Seller shall remain responsible for performing its obligations hereunder and under the Contracts, and the exercise by Wells Fargo or its designee of its rights hereunder shall not relieve any Seller from such obligations.

(d) Power of Attorney. Each Seller hereby appoints Wells Fargo and the Seller Representative, in its capacity as Servicer (and any successor Servicer hereunder) as the true and lawful attorney-in-fact of such Seller, with full power of substitution, coupled with an interest, and hereby authorizes and empowers Wells Fargo in the name and on behalf of such Seller at any time following removal of such Seller as Servicer pursuant to Section 6.2(b)(vii) or Section 7.2, to take such actions, and execute and deliver such documents, as Wells Fargo deems necessary or advisable in connection with any Purchased Receivable (i) to obtain full benefits of the Transaction Documents and the Purchased Receivables, (ii) to perfect the purchase and sale of Purchased Receivables, or (iii) to make collection of and otherwise realize the benefits of any Purchased Receivable. At any time that a Seller is no longer servicing as Servicer hereunder, Wells Fargo shall have the right to bring suit, in Wells Fargo’s or such Seller’s name, and generally have all other rights of an owner and holder respecting any Purchased Receivables sold to Wells Fargo by such Seller, including without limitation the right to accelerate or extend the time of payment, settle, compromise, release in whole or in part any amounts owing on any Purchased Receivables and issue credits to any Purchased Receivable in Wells Fargo’s or Seller’s name. At any time following removal of a Seller as Servicer pursuant to Section 6.2(b)(vii) or Section 7.2, Wells Fargo may endorse or sign Wells Fargo’s or such Seller’s name on any checks or other instruments with respect to any Purchased Receivables sold to Wells Fargo by such Seller and not repurchased by the applicable Seller pursuant to the terms of this Agreement, or the goods covered thereby. Except as Wells Fargo may otherwise expressly agree in writing, any and all returned, reclaimed or repossessed inventory and goods relating to any Purchased Receivables not repurchased by the applicable Seller pursuant to the terms of this Agreement shall be set aside by each Seller, marked with Wells Fargo’s name and held by such Seller in trust for Wells Fargo as owner, and for Wells Fargo’s account.

(e) Licensed Property. Following removal of a Seller as Servicer pursuant to Section 6.2(b)(vii) or Section 7.2, to the extent that the Seller Representative or any Seller does not own the computer software that such Seller uses to account for Purchased Receivables, for so long as this Agreement shall be in effect and the Collection Date with respect to all Purchased Receivables has not yet occurred, it shall use reasonable efforts to provide Wells Fargo with such non-exclusive licenses, sublicenses and/or assignments of contracts as Wells Fargo shall require with regard to all services and computer hardware or software used by the Seller Representative or such Seller that relate to the servicing of the Receivables.

6.3 Further Action Evidencing Purchases.

(a) Additional Documents and Actions. The Servicer, the Seller Representative and each Seller agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that Wells Fargo may reasonably request in order to perfect, protect or more fully evidence Wells Fargo’s ownership of the Purchased Receivables, or to enable Wells Fargo to exercise or enforce any of its rights hereunder or under any other Transaction Document (it being understood that the Seller Representative and each Seller hereby confirms the claims in the Receivables held by the parties to the Existing Credit Agreement shall have been automatically released pursuant thereto as of the Purchase Date with respect to any such Purchased Receivables).

(b) Authorization to File Financing Statements. Each Seller authorizes Wells Fargo (or its agent) to file at any time and from time to time such financing statements with respect to the Purchased Receivables naming each such Seller as seller/debtor and Wells Fargo as buyer/secured party, as Wells Fargo may require.

6.4 Application of Unidentified Collections. Any payment by an Account Debtor in respect of any Receivable that is not identified as relating to a particular Receivable and cannot otherwise be reasonably identified (by invoice amount or otherwise) as relating to a particular Receivable shall be deposited in or, if already deposited in, held in, the Collection Account. The Servicer shall promptly communicate with the Account Debtor to identify the Receivable to which such payment relates, and upon confirmation of the proper application of such payment, shall promptly notify Wells Fargo. Based on such reconciliation information provided by the Servicer to Wells Fargo with respect to such Receivable resulting from such communications, (i) if such payment related to a Purchased Receivable, Wells Fargo shall apply such payment to such Purchased Receivable, or (ii) if such payment related to a Receivable which is not a Purchased Receivable, Wells Fargo shall promptly remit such payment to the Applicable Seller Account. If, notwithstanding the foregoing, the Receivable to which any such payment relates has not been identified within 10 Business Days of the date on which such payment was received, such payment shall, as between the applicable Seller, Servicer and Wells Fargo, be applied as a Collection of the Purchased Receivables of such Account Debtor, in the order of the age of such Purchased Receivables, starting with the oldest of such Purchased Receivables (each such application, a “Deemed Application”).

Section 7. Termination

7.1 Rights to Terminate. Wells Fargo or the Seller Representative (for and on behalf of the Sellers, collectively) may each terminate this Agreement at any time upon 30 days’ written notice to the other party. In addition, Wells Fargo may terminate this Agreement immediately upon written notice to Seller Representative in the event (each, a “Termination Event”):

(a) any Seller (i) intentionally diverts any funds from deposit into the Collection Account or (ii) fails to pay any obligations to Wells Fargo within 3 Business Days of when due;

(b) any Seller fails to perform (i) the covenants contained in Section 5.1 of this Agreement (other than Section 5.1(f), Section 5.1(g) and clauses (x), (xi) and (xii) of Section 5.1(j)) and such failure continues unremedied for a period of ten Business Days, (ii) the covenants contained in Section 5.1(f), Section 5.1(g) and Section 6 of this Agreement (to the extent applicable to such Seller, including any Seller performing in the role of Servicer hereunder) and such failure continues unremedied for a period of five Business Days, or (iii) any covenant contained in this Agreement other than those specifically set forth in clause (i) or (ii) above;

(c) any representation, warranty or statement of fact made by any Seller to Wells Fargo in this Agreement, or any other written agreement, schedule or otherwise shall when made or deemed made be false or misleading in any material respect;

(d) any Seller or Parent dissolves or suspends or discontinues doing business, or an Insolvency Event occurs with respect to any Seller or such Parent; or

(e) any Parent (i) revokes or terminates or purports to revoke or terminate any provisions of the Performance Undertaking, or fails to perform any of the terms, covenants, conditions or provisions of any Performance Undertaking which require the payment of any amount, or (ii) fails to perform any of the terms, covenants, conditions or provisions of any Performance Undertaking (other than those payment related terms, covenants, conditions or provisions set forth in clause (i) of this Section 7.1(e)) and such failure shall continue unremedied for a period of five Business Days.

7.2 Effect of Termination. In the event that Wells Fargo terminates this Agreement as a result of events described in any of clauses (a) through (e) of Section 7.1, all amounts then owing from the Sellers shall be immediately due and payable by each such Seller, Wells Fargo may immediately remove any or all Sellers as Servicers and exercise any other rights and remedies available to Wells Fargo at law or equity; provided, that, upon the occurrence of a case or proceeding against any Seller or any Parent under the U.S. Bankruptcy Code or any similar statute: (a) this Agreement shall automatically and without notice or action terminate, and (b) Wells Fargo shall have no obligation to pay the Purchase Price for any Receivables that may have been subject to a Purchase Notice prior to the commencement of such case or proceeding and, so long as the Purchase Price has not been paid, such Receivables shall not be Purchased Receivables hereunder. Termination of this Agreement shall not affect any rights created or obligations incurred under this Agreement prior to termination.

Section 8. Indemnification

8.1 Indemnities by Seller. Without limiting any other rights which Wells Fargo may have hereunder or under applicable law, the Seller Representative and each Seller hereby agrees to indemnify Wells Fargo and its assigns, officers, directors, employees and agents (each of the foregoing Persons being individually called an “Indemnified Party”), on demand, from and against any and all damages, losses, claims, judgments, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively called “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of the following:

(a) the transfer by a Seller of an interest in any Receivable to any Person other than Wells Fargo;

(b) the breach of any representation or warranty made by the Seller Representative or any Seller under or in connection with this Agreement or any other Transaction Document, or any information or report delivered by the Seller Representative or any Seller pursuant hereto or thereto which shall have been false or incorrect in any material respect when made or deemed made;

(c) the failure by the Seller Representative or any Seller to comply with any applicable law, rule or regulation with respect to any Receivable or Related Asset, or the nonconformity of any Receivable or the Related Asset with any such applicable law, rule or regulation, or resulting from an act of God, civil strife, war, currency restrictions, foreign political restrictions or regulations or any other circumstance beyond the control of the related Seller or the related Account Debtor;

(d) the failure by the Seller Representative or any Seller to remit to the appropriate tax authorities any VAT related the VAT Invoice Amount with respect to any Purchased Receivable that has not been paid in full for any reason other than the claim or existence of a Dispute or as a result of a Credit Reason with respect to the related Account Debtor;

(e) the failure to vest and maintain vested in Wells Fargo a perfected security interest (as defined in the UCC) in the Purchased Receivables and the proceeds thereof, free and clear of any Lien other than a Lien arising solely as a result of an act of Wells Fargo, whether existing at the time of the purchase of such Receivables or at any time thereafter;

(f) any Dispute of an Account Debtor to the payment of any Receivable or purported Receivable generated by the Seller Representative or any Seller (including, without limitation, a defense based on such Receivables or the related Contracts not being a legal, valid and binding obligation of such Account Debtor enforceable against it in accordance with its terms), or any other claim arising from the breach, as of the Purchase Date, of the eligibility criteria set forth in the defined term “Eligible Receivable” or otherwise resulting from the goods or services related to any such Receivable or the furnishing of or failure to furnish such goods or services;

(g) any failure of the Seller Representative or any Seller to perform its duties or obligations in accordance with the provisions of the Transaction Documents;

(h) any products liability claim, personal injury or property damage suit, environmental liability claim or any other claim or action by a party of whatever sort, whether in tort, contract or any other legal theory, arising out of or in connection with the goods or services that are the subject of any Receivable with respect thereto;

excluding, however, (i) Indemnified Amounts to the extent directly resulting from gross negligence or willful misconduct on the part of such Indemnified Party, and (ii) any indemnification which has the effect of recourse to such Seller for non-payment of the Receivables to the extent any loss arises as a result of a Credit Reason of an Account Debtor. If for any reason the indemnification provided above is unavailable to an Indemnified Party or is insufficient to hold such Indemnified Party harmless, then such Seller shall contribute to the amount paid or payable by such Indemnified Party to the maximum extent permitted under applicable law.

8.2 Tax Indemnification. All payments on the Purchased Receivables from each Account Debtor will be made free and clear of and without deduction for any present or future taxes, withholdings or other deductions whatsoever and any interest and penalties thereon. The Seller Representative and each Seller will indemnify Wells Fargo for any such taxes, withholdings or deductions and any interest and penalties thereon related to Purchased Receivables sold by such Seller, within 30 days from the date Wells Fargo makes written demand therefor. Further, the Seller Representative and each Seller shall pay, and indemnify and hold Wells Fargo harmless from and against, any taxes that may at any time be imposed on or paid by Wells Fargo or any affiliate of Wells Fargo in respect of the purchase transactions hereunder (including any sales, occupational, excise, gross receipts, personal property, privilege or license taxes, or withholdings and any interest and penalties thereon, but not including taxes imposed upon Wells Fargo with respect to its overall net income) and costs, expenses and reasonable counsel fees in defending against the same, whether arising by reason of the acts to be performed by the Seller Representative or any Seller hereunder or otherwise. Within 30 days after the date of payment of any such taxes, the Seller Representative or the applicable Seller or Sellers shall furnish to Wells Fargo, at its address referred to herein the original or a certified copy of a receipt evidencing such payment.

8.3 Limitation on Claims. To the extent permitted by applicable law, the Sellers shall not assert, and the Sellers hereby waive, any claim against any Indemnified Party, on any theory of liability for special, indirect, exemplary, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Transaction Documents or any undertaking or transaction contemplated hereby. Any such direct damages of the Sellers arising out of any failure by Wells Fargo to perform purchase obligations under this Agreement is further limited to an amount not to exceed, the aggregate Outstanding Purchase Price of all Purchased Receivables.

8.4 Indemnities Payable on Demand; Survival. All amounts due under this Section 8 shall be payable upon demand. The indemnity set forth above shall survive the termination of this Agreement.

Section 9. Seller Representative

9.1 Appointment; Authorization. Each Seller and Servicer hereby appoints the Seller Representative as its representative under this Agreement, under each other Transaction Document and under agreements entered into or executed and delivered by or on behalf of any Seller or any Servicer in connection herewith or therewith and each Seller and each Servicer irrevocably authorizes Seller Representative to act as the representative of such Seller or such Servicer with the rights and duties set forth herein. Seller Representative agrees to act as Seller Representative upon the conditions contained in this Section 9.

9.2 Agent for Payment and Notices; No Liability. Each Seller and each Servicer hereby appoints the Seller Representative as its agent for the purpose of receiving all payments to be made to such Seller or Servicer hereunder and all notices to be delivered to such Seller or Servicer hereunder, at which time the Seller Representative hereby agrees to promptly disburse such payments or deliver such notices to the appropriate Seller or Servicer. Any notice provided to the Seller Representative hereunder shall constitute notice to each Seller and each Servicer on the date received by the Seller Representative. Neither Wells Fargo, nor any of its officers, directors, employees or agents, shall be liable to the Seller Representative, any Seller or any Servicer for the failure by the Seller Representative to make distributions to the Sellers or Servicers hereunder or to deliver notices to the Sellers or Servicers hereunder (including, without limitation, in connection with the payment of the Purchase Price for any Purchased Receivables) or any other action taken or omitted to be taken by the Seller Representative, Sellers or Servicer pursuant to this Section 9.

9.3 Notification of Repurchase Event. Each Seller or Servicer shall immediately notify the Seller Representative of the occurrence of any Repurchase Event hereunder. In the event that the Seller Representative is aware of any Repurchase Event or receives such a notice, the Seller Representative shall give prompt notice thereof to Wells Fargo.

9.4 Resignation of Seller Representative. Upon the prior written consent of Wells Fargo, the Seller Representative may resign at any time, such resignation to be effective upon the appointment of a successor Seller Representative.

9.5 Authorization to Execute, Make Representations, etc; Binding Nature. Sellers and Servicers hereby empower and authorize the Seller Representative, on behalf of Sellers and Servicers, to execute and deliver to Wells Fargo any Purchase Notice and any amendment, restatement, supplement or modification to any Purchase Notice (including, without limitation, any notice of ineligibility pursuant to Section 2.1(b)) and all agreements, certificates, documents, or instruments related to or in connection with this Agreement as shall be necessary or appropriate to effect the purposes of this Agreement. Further, each Seller and each Servicer agrees that the Seller Representative is empowered to make representations and warranties in connection with this Agreement, any Purchase Notice on behalf of the applicable Seller or Servicer; it being agreed that such representations and warranties made by the Seller Representative on behalf of any Seller or Servicer shall be binding on such Seller or Servicer and shall be effective as if such representations and warranties were made directly by such Seller or Servicer. Each Seller and Servicer agrees that any action taken by the Seller Representative in accordance with the terms of this Agreement or the other Transaction Documents, and the exercise by the Seller Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of Sellers and Servicers.

9.6 Additional Information; Further Assurances. Each Seller and Servicer hereby agrees that such Seller or Servicer shall furnish promptly to the Seller Representative all information required hereunder or requested by the Seller Representative on which the Seller Representative shall rely to prepare any Purchase Notice or any amendment, restatement, supplement or modification to any Purchase Notice (including, without limitation, any notice of ineligibility pursuant to Section 2.1(b)), accept any Funding Notice or make any amendment, restatement, supplement or modification to any Funding Notice or make representations and warranties and prepare or deliver other documents that are required to be prepared or delivered pursuant to the provisions of this Agreement or any Purchase Notice.

Section 10. Miscellaneous

10.1 Amendments. The provisions of this Agreement may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and signed by Wells Fargo and the Seller Representative (on behalf of itself and all Sellers).

10.2 Notices, Etc.

(a) Unless otherwise provided herein, (i) all communications by Seller Representative, any Seller or any Servicer shall be made by the Seller Representative, (ii) all communications to the Seller Representative, any Seller or any Servicer shall be made to the Seller Representative at the address for the Seller Representative set forth below, and (iii) all communications or notices required under this Agreement shall be in writing (which includes an electronic writing), shall be deemed to have been given and received (1) when delivered personally to the recipient, (2) one Business Day after being sent by nationally recognized overnight courier service with instructions to deliver the next Business Day with signature required, or (3) on the date received if before 5:00 p.m. Eastern time after being sent to the recipient by Transmission or electronic mail, or, if after 5:00 p.m. Eastern time, the next Business Day at the following addresses :

If to the Seller Representative:	SMART Modular Technologies, Inc.
39870 Eureka Drive
Newark, CA 94560-4809
Attention: Bruce Goldberg
Telecopy No.: (510)-624-8231
Email Address: bruce.goldberg@smartm.com

If to Wells Fargo:	Wells Fargo Bank, N.A.
Supply Chain Finance Group
301 South College Street, 9th Floor
MAC D1053-901
Charlotte, North Carolina 28202
Attention: SCF Product Manager
Telecopy No: 704-383-8577
Email Address: salesfinance@wellsfargo.com

and to:

Wells Fargo Bank, N.A.
Wells Fargo Legal Division
301 South College Street, 30th Floor
Charlotte, North Carolina 28288-0630
Attention: Legal Intake Paralegals
Telecopy No.: 704-383-0649

with a copy to:

Terry Novetsky, Esq.
Kaye Scholer LLP
425 Park Avenue
New York, New York 10022
Telecopy No.: 212-836-7490
Email Address: tnovetsky@kayescholer.com

(b) Notices and other communications to Wells Fargo and the Seller Representative hereunder may be delivered or furnished by Transmission or by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures agreed upon by Wells Fargo and the Seller Representative. The Seller Representative or Wells Fargo may change the address at which it is to receive notices hereunder by written notice in the foregoing manner given to the other party.

10.3 No Waiver; Cumulative Remedies. No failure or delay on the part of Wells Fargo, any Seller, any Servicer or any third party beneficiary in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on Wells Fargo, any Seller or any Servicer in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by Wells Fargo or Servicer (if other than a Seller) under this Agreement shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval under this Agreement shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

10.4 Binding Effect; Assignability; Survival of Provisions. This Agreement shall be binding upon and inure to the benefit of Wells Fargo, the Sellers and each of their respective successors and permitted assigns. No Seller may assign its rights hereunder or any interest herein without the prior written consent of Wells Fargo. Wells Fargo shall have the right without the consent of or notice to any Seller to (i) sell, transfer or negotiate in all or any part of, or any interest in, Wells Fargo’s obligations, rights and benefits hereunder other than to a Disqualified Assignee, and (ii) grant participations in all or any part of, or any interest in, Wells Fargo’s obligations, rights and benefits hereunder to any Person other than to a Disqualified Assignee. The Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the occurrence of the Collection Date for all Purchased Receivables (except for the continuing obligations under Section 6.2(b)(vii)). Together with any provisions of this Agreement which expressly survive termination of this Agreement, the rights and remedies with respect to any breach of any representation and warranty made by any Seller pursuant to Section 4 hereof, the repurchase obligations and related provisions set forth in Section 3, the rights granted to Wells Fargo pursuant to the servicing provisions in Section 6, and the indemnification and payment provisions of Section 8 hereof shall be continuing and shall survive any termination of this Agreement.

10.5 Governing Law; Consent to Jurisdiction. This Agreement shall be interpreted in accordance with and governed by the laws of the State of New York. Each party hereto irrevocably consents and submits to the non-exclusive jurisdiction of the Supreme Court of New York in New York County and the United States District Court for the Southern District of New York and waives any objection based on venue or forum non conveniens with respect to any action instituted therein arising under or in connection with this Agreement.

10.6 Service of Process. Each Seller party hereto hereby irrevocably and unconditionally designates and appoints the Seller Representative as its authorized agent to receive and forward on its behalf service of any and all process which may be served in any such suit, action or proceeding in any such court and irrevocably waives all claim of error by reason of any such service of process and agrees that service of process upon the Seller Representative shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and shall be taken and held to be valid personal service upon it. Nothing in this Section 10.6 shall limit any service of process on any Seller in any other manner permitted by law. Each Seller further agrees to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of the Seller Representative as agent for service of process in full force and effect until the later of the termination of this Agreement and the Collection Date for all Purchased Receivables. Each Seller hereby irrevocably and unconditionally authorizes and directs the Seller Representative to accept such service on its behalf.

10.7 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR THE TRANSACTIONS RELATED HERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.

10.8 Costs, Expenses and Taxes. In addition to the obligations of the Sellers under Section 8 hereof, each Seller agrees to pay, on demand: (a) all costs and expenses, including reasonable attorneys’ fees and expenses and reasonable due diligence costs and expenses, in connection with the preparation, negotiation, execution, amendment, waiver or other modification of this Agreement and the other Transaction Documents, (b) all costs and expenses, including attorneys’ fees and expenses and due diligence costs and expenses, in connection with the enforcement against the Sellers and each Parent of this Agreement and the other Transaction Documents, and (c) all stamp and other similar taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement or the other Transaction Documents, and agrees to indemnify each Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

10.9 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by PDF copy, facsimile or other electronic means shall have the same force and effect as the delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by PDF copy, facsimile or other electronic means shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of this Agreement.

10.10 Confidentiality. Wells Fargo acknowledges that all of the Seller Information (as defined below) provided to it in connection with the Transaction Documents is proprietary and confidential, and each of the Sellers acknowledge that all of the Wells Fargo Information (as defined below) provided to it in connection with the Transaction Documents is proprietary and confidential. Each of the parties hereto agrees to maintain the confidentiality of the Confidential Information provided to it and not use such Confidential Information for any purpose other than in connection with its decision to purchase or sell Receivables as described herein, except that such information may be disclosed (a) to the directors, officers, employees, trustees and agents, including accountants, legal counsel and other agents and advisors of such part or such party’s affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential and any failure of such Persons to comply with this Section 10.10 shall constitute a breach of this Section 10.10 by the applicable party, (b) to the extent requested by any regulatory authority or government body or pursuant to any subpoena or similar legal process; provided, that unless prohibited by applicable law or court order or otherwise requested by the applicable regulatory authority or government body, the applicable party shall use reasonable commercial efforts to notify the other parties hereto of any such disclosure of non-public information (other than any such request in connection with an examination of the financial condition of the party by such governmental agency or other routine examinations of such party by such governmental agency); provided, further, that (i) in no event shall any party hereto be obligated or required to return any materials furnished by each other party hereto, and (ii) no party shall be liable to the other for any failure to provide notification of any disclosure to a regulatory authority or governmental body in accordance with this proviso, (c) to any other party to this Agreement, (d) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section 10.10, to any assignee or participant, or any prospective assignee or participant, of such party’s interest in this Agreement or in any portion of this Agreement, (e) with the consent of the other parties or (f) to the extent such information (i) becomes publicly available other than as a result of a breach of this Section 10.10, (ii) becomes available to the other parties on a non-confidential basis from a source other than a party hereto or (iii) was known by such party before entering into the relationship created by this Agreement.

For the purposes of this Section 10.10, the following terms shall have the following meanings:

“Confidential Information” shall mean, as to Wells Fargo, the Seller Information, and as to the Sellers, the Wells Fargo Information.

“Seller Information” shall mean all information received by Wells Fargo from the Seller Representative, any Parent, any Seller or any other subsidiary of Parent relating to the Seller Representative, any Parent, any Seller or any other subsidiary of Parent or their business, other than any such information that is available to Wells Fargo on a non-confidential basis prior to disclosure by the Seller Representative, any Parent, any Seller or any other subsidiary of Parent; provided, that, in the case of information received by Wells Fargo from the Seller Representative, any Parent, any Seller or any other subsidiary of Parent after the date hereof, such information relates to the Receivables or any Account Debtor or is clearly identified at the time of delivery as confidential.

“Wells Fargo Information” shall mean all information received by the Seller Representative or any Seller from Wells Fargo in connection with the Transaction Documents, including information as to the price offered by Wells Fargo for Purchased Receivables, other than any such information that is available to the Seller Representative or any Seller on a non-confidential basis prior to disclosure by Wells Fargo or was known by the Seller Representative or any Seller before entering into the relationship created by this Agreement; provided, that, in the case of information received by the Seller Representative or any Seller from Wells Fargo after the date hereof, such information is clearly identified at the time of delivery as confidential.

10.11 Patriot Act; OFAC. To help fight the funding of terrorism and money laundering activities, United States Federal law requires all financial institutions to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship and in connection therewith, Wells Fargo hereby notifies the Seller Representative and each Seller that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Seller Representative and each Seller, which information includes the name and address of the Seller Representative and each Seller and other information that will allow Wells Fargo to identify the Seller Representative and each Seller in accordance with the USA Patriot Act. None of the payments or other transactions hereunder will violate the Trading With the Enemy Act (50 USC §1 et seq., as amended) or any of the foreign assets control regulations of the United States Treasury Department or any enabling legislation or executive order relating thereto. Neither Seller nor any of its subsidiaries or other affiliates is or will become a “blocked person” as described in the Trading with the Enemy Act, any foreign asset control regulations or executive order or engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.

10.12 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duty authorized, as of the date first above written.

WELLS FARGO BANK, N.A.

By:	/s/ Barbara Van Meerten
	Name:	Barbara Van Meerten
Title:

SMART MODULAR TECHNOLOGIES, INC., as a Seller and as the Seller Representative

By:	/s/ Iain MacKenzie
	Name:	Iain MacKenzie
	Title:	President, CEO

SMART MODULAR TECHNOLOGIES (EUROPE) LIMITED, as a Seller

By:	/s/ Iain MacKenzie
	Name:	Iain MacKenzie
	Title:	Director

EXHIBIT A

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RECEIVABLES PURCHASE AGREEMENT

List of Account Debtors

Account Debtor Name and Identification Number	Account Debtor Group Sublimit	Buffer Period	Advance Rate	Maximum Tenor
The HP Account Debtor Group Hewlett-Packard Company (Identification Numbers CPQ11F, CPQ20F and CPQ24F) Hewlett-Packard Caribe B.V. (Identification Numbers HPQ30S and EDI10Z)	$50,000,000	For Hewlett-Packard Caribe B.V. (Identification Numbers HPQ30S and EDI10Z), 3 days. Otherwise, 0 days	95%	45 days

The Dell Account Debtor Group Dell, Inc. (Identification Number DEL21F) Dell Global, B.V. (Identification Numbers DEL31F, DEL44F, DEL20S and DEL16M)	$25,000,000	0 days	95%	90 days

EXHIBIT B

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RECEIVABLES PURCHASE AGREEMENT

Information Certificate

Reference is made to the Receivables Purchase Agreement, dated May 16, 2012 (the “Purchase Agreement”), among SMART Modular Technologies, Inc., a California corporation, SMART Modular Technologies (Europe) Limited, an England and Wales corporation and Wells Fargo Bank, N.A. (“Wells Fargo”). Terms not otherwise defined herein have the meaning set forth in the Purchase Agreement.

In connection with the Purchase Agreement, [            ] (the “Certifying Seller”) hereby represents and warrants to Wells Fargo as follows:

1. Certifying Seller was organized on                     , under the laws of                     , and Certifying Seller is in good standing. The full and exact name of Certifying Seller as set forth in its certificate of [incorporation/formation] attached hereto.

2. Certifying Seller uses and owns the following trade name(s) in the operation of its business:

3. The organizational identification number of Certifying Seller issued by              is                      (or if none is issued by the jurisdiction of organization indicate “none”).

4. Certifying Seller’s Federal Employer Identification Number is:                     .

5. Certifying Seller is duly qualified, in good standing and authorized to transact business as a foreign organization in the following states:                     .

6. Certifying Seller has not changed its name or corporate structure in any way within the past five years through (i) mergers, (ii) consolidations, (iii) acquisitions or (iv) any change in jurisdiction of corporate organization, except as set forth on Schedule 1.

7. The books and records of Certifying Seller pertaining to the Receivables and Contracts are located at the following addresses:

IN WITNESS WHEREOF, the undersigned have executed this Certificate through its duly authorized officer as of this      day of May, 2012.

[SMART MODULAR TECHNOLOGIES, INC.][SMART MODULAR TECHNOLOGIES (EUROPE) LIMITED], as a Seller

By:
Name:
Title:

EXHIBIT C

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RECEIVABLES PURCHASE AGREEMENT

Funding Notice

Receivables Period:	[Date Range Mon-Sun]

Purchase Date:	[Date Wed Funding Date]

[Notice Creation Date]

Purchase Price Calculation for Receivables Offered for Sale To Be Purchased by Wells Fargo

I. CALCULATION OF PURCHASE PRICE FOR THE RECEIVABLES OFFERED FOR SALE	Currency: USD

Aggregate Net Invoice Amount

Multiplied by Advance Rate	0.95

Aggregate invoice purchase value

Less: Discount

Purchase Price

Adjustments

Servicing Bonus Amount

Total Amount Due To Seller

II. CALCULATION OF USAGE OF PURCHASE LIMIT

Outstanding Purchase Price (aggregate purchase values previously purchased, not collected)

Plus: aggregate invoice purchase value related to this Purchase Notice

Total Outstanding Purchase Price of Purchased Receivables (not to exceed the Purchase Limit)

EXHIBITS TO FUNDING NOTICE

FUNDING DETAILS

Funding Report	Account Debtor	Customer ID	Invoice Number	Invoice Date	Currency	Invoice Amount	Discount

ACCOUNT DEBTOR SUMMARY

Account Debtor Group	Customer ID#	Currency	Invoice Amount	Credit Note	Adjustment	Corrections	Outstanding Purchase Price

EXHIBIT D

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RECEIVABLES PURCHASE AGREEMENT

Conditions Precedent

As conditions precedent to the initial purchase by Wells Fargo of Receivables from any Seller, Wells Fargo shall have received the following, each in form, substance and date satisfactory to Wells Fargo:

(a) the Receivables Purchase Agreement duly authorized, executed and delivered by each Seller to Wells Fargo;

(b) each Performance Undertaking duly authorized, executed and delivered by each Parent to Wells Fargo;

(c) a completed Information Certificate for each Seller;

(d) a good standing certificate for each Seller and each Parent issued as of a recent date by the Secretary of State of the State (or equivalent Governmental Authority) of its incorporation or formation;

(e) a certificate of the Secretary of each Seller and each Parent certifying (i) as to the names and true signatures of the officers authorized on such Seller’s or such Parent’s behalf to sign the Transaction Documents to be delivered by it on which certificate Wells Fargo may conclusively rely until such time as Wells Fargo shall receive from such Seller or such Parent a revised certificate meeting the requirements hereof, (ii) as to, and attaching, a copy of the resolutions of the Board of Directors of such Seller or such Parent approving the Transaction Documents to be delivered by such Seller or such Parent and the transactions contemplated thereby, (iii) as to, and attaching, the articles or certificate of incorporation or certificate of formation, as applicable, of such Seller or such Parent, duly certified by the Secretary of State of the State of its incorporation or formation as of a recent date, (iv) as to, and attaching, a copy of the by-laws or operating agreement of such Seller or such Parent, and (v) solely as to each Seller (and not as to the Parents), that such Seller has placed on the most recent summary master control data processing report, and have taken all steps reasonably necessary to ensure that there shall be placed on subsequent, summary master control data processing reports, the legend (or the substantive equivalent thereof) provided for in Section 5.1(c);

(f) UCC, tax Lien and judgment search results for the jurisdiction of incorporation or organization of each Seller, the jurisdiction of the chief executive office of each Seller, and all jurisdictions in which assets of each Seller are located, which search results shall be in form and substance satisfactory to Wells Fargo;

(g) copies of the proper UCC financing statements, each naming a Seller as the assignor and Wells Fargo as the assignee of the Purchased Receivables assigned by such Seller, or other similar instruments or documents, as may be necessary or, in Wells Fargo’s reasonable opinion, desirable under the UCC of all appropriate jurisdictions or any comparable law of all appropriate jurisdictions to perfect Wells Fargo’s ownership interest in all Purchased Receivables in which the ownership interest may be assigned to it hereunder;

(h) evidence of establishment of the Collection Account;

(i) favorable opinions of counsel to each Seller in each jurisdiction that a Seller is located (including with respect to the true sale nature of the Receivables Purchase Agreement) and Parents in form and substance reasonably satisfactory to Wells Fargo;

(j) additional documentation to be executed and, if applicable, filed in each jurisdiction (other than the United States) that a Seller is located, that is necessary or advisable (i) to reflect (and record) the true sale of and security interest in the Purchased Receivables, (ii) to comply with applicable law and regulation in such jurisdiction, including any exchange control regulations relating to the transactions contemplated hereunder;

(k) completion by Wells Fargo of all required due diligence matters, including completion of a field audit of the records of the Sellers related to the Receivables and the related Contracts;

(l) delivery by the Sellers and the Parents of audited and consolidated financial statements of Saleen Holdings, Inc. and SMART Modular Technologies (WWH), Inc., each as of their respective fiscal years ending 8/26/2011, together with such other financial statements requested by Wells Fargo, all of which shall be reasonably acceptable in form and substance to Wells Fargo;

(m) syndication of $25,000,000 of the HP Sublimit; and

(n) proof of payment of all attorneys’ fees and disbursements incurred by Wells Fargo.

EXHIBIT E

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RECEIVABLES PURCHASE AGREEMENT

Collection Accounts